UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Apollo Global Management, LLC
(Name of Issuer)

Class A shares representing limited liability company interests
(Title of Class of Securities)

037612306
(CUSIP Number)

April 17, 2017
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

__________
*          The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No	037612306

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Investments, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

10,752,901

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

10,752,901

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,752,901

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	037612306

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Performance, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

17,999,999

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

17,999,999

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

17,999,999

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No	037612306

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP X Partners, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

10,145,000

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

10,145,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,145,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.4%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	037612306

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Performance X, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

10,145,000

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

10,145,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,145,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.4%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	037612306

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Management X, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

10,145,000

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

10,145,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,145,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.4%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No	037612306

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

28,144,999

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

28,144,999

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

28,144,999

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

15.0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO, IA

CUSIP No	037612306

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Charles P. Coleman III

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

28,144,999

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

28,144,999

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

28,144,999

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

15.0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

CUSIP No	037612306

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Scott Shleifer

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

28,144,999

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

28,144,999

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

28,144,999

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

15.0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

CUSIP No	037612306

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Lee Fixel

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

28,144,999

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

28,144,999

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

28,144,999

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

15.0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

CUSIP No		037612306
Item 1.	(a).	Name of Issuer:

		Apollo Global Management, LLC

(b).	Address of Issuer's Principal Executive Offices:

9 West 57th Street, 43rd Floor New York, New York 10019

Item 2.	(a).	Name of Person Filing:
Tiger Global Investments, L.P.

Tiger Global Performance, LLC
Tiger Global PIP X Partners, L.P.
Tiger Global PIP Performance X, L.P.
Tiger Global PIP Management X, Ltd.
Tiger Global Management, LLC
Charles P. Coleman III
Scott Shleifer
Lee Fixel

(b).	Address of Principal Business Office, or if None, Residence:

Tiger Global Investments, L.P.
c/o Citco Fund Services (Cayman Islands) Limited
P.O. Box 31106
89 Nexus Way
Camana Bay
Grand Cayman KY1-1205
Cayman Islands

Tiger Global Performance, LLC
9 West 57th Street
35th Floor
New York, New York 10019

Tiger Global PIP X Partners, L.P.
c/o Tiger Global Management, LLC
9 West 57th Street
35th Floor
New York, New York 10019

Tiger Global PIP Performance X, L.P.
Tiger Global PIP Management X, Ltd.
c/o Campbells Corporate Services Limited
Floor 4, Willow House, Cricket Square
Grand Cayman KY1-9010, Cayman Islands

Tiger Global Management, LLC
9 West 57th Street
35th Floor
New York, New York 10019

Charles P. Coleman III
c/o Tiger Global Management, LLC
9 West 57th Street
35th Floor
New York, New York 10019

Scott Shleifer
c/o Tiger Global Management, LLC
9 West 57th Street
35th Floor
New York, New York 10019

Lee Fixel
c/o Tiger Global Management, LLC
9 West 57th Street
35th Floor
New York, New York 10019

(c).
Citizenship:

Tiger Global Investments, L.P. – Cayman Islands limited partnership
Tiger Global Performance, LLC – Delaware limited liability company
Tiger Global PIP X Partners, L.P. – Delaware limited partnership
Tiger Global PIP Performance X, L.P. – Cayman Islands limited partnership
Tiger Global PIP Management X, Ltd. – Cayman Islands exempted company
Tiger Global Management, LLC – Delaware limited liability company
Charles P. Coleman III – United States citizen
Scott Shleifer – United States citizen
Lee Fixel – United States citizen

(d).	Title of Class of Securities:

Class A shares representing limited liability company interests

(e).	CUSIP Number:

037612306

Item 3.	If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

(a)	[_]	Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

(b)	[_]	Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

(d)	[_]	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	[_]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[_]	Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
10,752,901 shares deemed beneficially owned by Tiger Global Investments, L.P. 17,999,999 shares deemed beneficially owned by Tiger Global Performance, LLC

10,145,000 shares deemed beneficially owned by Tiger Global PIP X Partners, L.P.
10,145,000 shares deemed beneficially owned by Tiger Global PIP Performance X, L.P.
10,145,000 shares deemed beneficially owned by Tiger Global PIP Management X, Ltd.
28,144,999 shares deemed beneficially owned by Tiger Global Management, LLC
28,144,999 shares deemed beneficially owned by Charles P. Coleman III
28,144,999 shares deemed beneficially owned by Scott Shleifer
28,144,999 shares deemed beneficially owned by Lee Fixel

(b)	Percent of class:

5.7% deemed beneficially owned by Tiger Global Investments, L.P.
9.6% deemed beneficially owned by Tiger Global Performance, LLC
5.4% deemed beneficially owned by Tiger Global PIP X Partners, L.P.
5.4% deemed beneficially owned by Tiger Global PIP Performance X, L.P.
5.4% deemed beneficially owned by Tiger Global PIP Management X, Ltd.
15.0% deemed beneficially owned by Tiger Global Management, LLC

15.0% deemed beneficially owned by Charles P. Coleman III 15.0% deemed beneficially owned by Scott Shleifer 15.0% deemed beneficially owned by Lee Fixel

(c)
	Number of shares as to which Tiger Global Investments, L.P. has:

	(i) Sole power to vote or to direct the vote		0

	(ii) Shared power to vote or to direct the vote		10,752,901

	(iii) Sole power to dispose or to direct the disposition of		0

	(iv) Shared power to dispose or to direct the disposition of		10,752,901

	Number of shares as to which Tiger Global Performance, LLC has:

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote	17,999,999

	(iii)	Sole power to dispose or to direct the disposition of	0

	(iv)	Shared power to dispose or to direct the disposition of	17,999,999

	Number of shares as to which Tiger Global PIP X Partners, L.P. has:

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote	10,145,000

	(iii)	Sole power to dispose or to direct the disposition of	0

	(iv)	Shared power to dispose or to direct the disposition of	10,145,000

	Number of shares as to which Tiger Global PIP Performance X, L.P. has:

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote	10,145,000

	(iii)	Sole power to dispose or to direct the disposition of	0

	(iv)	Shared power to dispose or to direct the disposition of	10,145,000

	Number of shares as to which Tiger Global PIP Management X, Ltd. has:

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote	10,145,000

	(iii)	Sole power to dispose or to direct the disposition of	0

	(iv)	Shared power to dispose or to direct the disposition of	10,145,000

Number of shares as to which Tiger Global Management, LLC has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	28,144,999

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	28,144,999

Number of shares as to which Charles P. Coleman III has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	28,144,999

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	28,144,999

Number of shares as to which Scott Shleifer has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	28,144,999

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	28,144,999

Number of shares as to which Lee Fixel has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	28,144,999

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	28,144,999

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [__].

N/A

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified.  A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

All securities reported in this Schedule 13G Amendment are owned by advisory clients of Tiger Global Management, LLC and/or its related persons' proprietary accounts.  Other than Tiger Global Investments, L.P. and Tiger Global PIP X Partners, L.P., none of such persons individually own more than 5% of the Issuer's outstanding shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary.  If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group.  If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity.  See Item 5.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
April 20, 2017
(Date)
Tiger Global Investments, L.P. By Tiger Global Performance, LLC Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global Performance, LLC	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Tiger Global PIP X Partners, L.P. By Tiger Global PIP Performance X, L.P. Its General Partner By Tiger Global PIP Management X, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Performance X, L.P. By Tiger Global PIP Management X, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Tiger Global PIP Management X, Ltd.	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Tiger Global Management, LLC	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Charles P. Coleman III	/s/ Charles P. Coleman III Signature
Scott Shleifer	/s/ Scott Shleifer Signature

Lee Fixel	/s/ Lee Fixel Signature

Exhibit A
AGREEMENT
The undersigned agree that this Schedule 13G Amendment dated April 20, 2017 relating to the Class A shares representing limited liability company interests of Apollo Global Management, LLC shall be filed on behalf of the undersigned.

Tiger Global Investments, L.P. By Tiger Global Performance, LLC Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global Performance, LLC	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP X Partners, L.P. By Tiger Global PIP Performance X, L.P. Its General Partner By Tiger Global PIP Management X, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Performance X, L.P. By Tiger Global PIP Management X, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Management X, Ltd.	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Tiger Global Management, LLC	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Charles P. Coleman III	/s/ Charles P. Coleman III Signature
Scott Shleifer	/s/ Scott Shleifer Signature

Lee Fixel	/s/ Lee Fixel Signature

SK 03559 0004 7463838